Exhibit 99.1

FOR IMMEDIATE RELEASE	November 8, 2005

Gregg Appliances, Inc. Announces Completion of Exchange Offer

INDIANAPOLIS, INDIANA – November 8, 2005 – Gregg Appliances, Inc. (hhgregg or the Company) announces that as of November 4, 2005, the Company completed its exchange offer to exchange its 9% Senior Notes due 2013 (the Old Notes), for the Company’s registered 9% Senior Notes due 2013 (the Registered Notes). Upon completion of the exchange offer, the interest rate for the Registered Notes has been reduced to 9.0%.

All questions and inquiries for further information should be directed to Don Van der Wiel, Chief Financial Officer of Gregg Appliances, Inc. He can be reached via telephone at (317) 848-8710.

This press release does not constitute an offer to sell or a solicitation of an offer to purchase any securities.

About hhgregg

hhgregg is a leading specialty retailer of premium video products, including digital televisions and home theatre systems, brand name appliances, audio products and accessories. hhgregg currently operates 65 retail stores in Ohio, Indiana, Georgia, Tennessee, Kentucky, North Carolina, South Carolina and Alabama.